Exhibit 99.1

    PRANDIUM, INC. announces new financial advisor - Crossroads, LLC
    - Delays interest payments pending outcome of bond holder discussions -

Irvine, California - January 30, 2001 - Prandium, Inc. (OTC BB: PDIM) announced today that Crossroads, LLC of Newport Beach, California, has been engaged as a financial advisor, primarily to assist in strategic discussions with the company's note holders.

  Prandium also reported that, in conjunction with its Crossroads advisors, it has elected to delay the semi-annual interest payments due (i) January 31/st/ on its subsidiary's 15% Senior Discount Notes maturing January 24, 2002 and 14% Senior Secured Discount Notes maturing January 24, 2002 and (ii) February 1/st/ on Prandium's 9.75% Senior Notes maturing February 1, 2002 and 10.875% Senior Subordinated Discount Notes maturing February 1, 2004.

  Prandium anticipates taking full advantage of the grace periods allowed under the terms of the applicable indentures and note agreements to allow Crossroads to continue to carry on discussions with the appropriate note holders to determine an acceptable capital restructuring for Prandium and its subsidiaries. There are no assurances that Prandium will be able to successfully resolve its capital structure. Under the terms of the note agreements, the grace period for the subsidiary's notes will expire on February 15, 2001 and under the terms of the indentures, the grace period for the Prandium notes will expire on March 3, 2001 after which Prandium's nonpayment of interest would become an "Event of Default" under the respective indentures and note agreements entitling the holders to certain rights.

  Prandium Chairman, CEO and majority shareholder Kevin S. Relyea commented, "We want to take this time to work out a plan that will satisfy all the parties concerned and move on. We believe that Crossroads will be instrumental in resolving the go-forward capital structure. With a cash balance in excess of $50 million at the end of fiscal 2000, we expect to continue meeting our other financial obligations."

  Crossroads, LLC is a national consulting firm with a demonstrated record of achievement in a variety of industries including extensive restaurant segment experience. Crossroads is an industry recognized provider of financial advisory services and is further dedicated to utilizing its operational knowledge in maximizing value to all constituencies during the restructuring process.

  Prandium operates a portfolio of full-service and fast-casual restaurants including Koo Koo Roo(R), Hamburger Hamlet(R), and Chi-Chi's(R) in the United States and also licenses its concepts outside the United States. Prandium, Inc. is headquartered in Irvine, California.

  Forward looking statements and comments in this press release are made pursuant to the safe harbor provisions of the Federal securities laws. Such statements relating to, among other things, the company's abilities to successfully restructure its capital, are necessarily subject to risks and uncertainties, some of which are significant in scope and nature. These risks are further discussed in the periodic reports and registration statements filed by Prandium, Inc. from time to time with the Securities and Exchange Commission.